Exhibit 10.4
AMERICAN COMMERCIAL LINES INC.
RESTRICTED STOCK UNIT DEFERRAL PLAN
ARTICLE I
Purposes
          The purpose of this Restricted Stock Unit Deferral Plan is to provide certain officers and directors of American Commercial Lines Inc. (the “Company”) or any of its subsidiaries the opportunity to defer the receipt of shares of Common Stock otherwise issued upon the vesting of Restricted Stock Units granted to such officers and directors under the American Commercial Lines Inc. 2005 Stock Incentive Plan, the American Commercial Lines Inc. Equity Award Plan for Employees, Officers and Directors or any other equity compensation plan adopted by the Company. All capitalized terms used in the Plan shall have the meanings set forth in Article II.
ARTICLE II
Definitions
          “Board” means the Board of Directors of the Company.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Common Stock” means the common stock of the Company, par value $0.01.
          “Company” means American Commercial Lines Inc., a Delaware corporation.
          “Deferral Account” means a bookkeeping account in the name of a Participant maintained pursuant to Article VI.
          “Deferral Election” means an election by an eligible officer or director, in accordance with Article V, to defer the receipt of shares of Common Stock otherwise issued to such officer or director upon the vesting of Restricted Stock Units held by such officer or director.
          “Deferred Stock Unit” means a bookkeeping unit credited to a Participant’s Deferral Account having a value equal to one share of Common Stock.
          “Effective Date” means January 16, 2006.
          “Participant” means an eligible officer or director who makes a Deferral Election under the Plan.
          “Payment Date” shall have the meaning set forth in Section 7.1.
          “Plan” means this Restricted Stock Unit Deferral Plan.

          “Restricted Stock Units” means restricted stock units granted by the Company under an approved equity compensation plan, each of which represents a right to receive a share of Common Stock upon the satisfaction of applicable vesting conditions.
          “Termination Date” means the date on which a Participant ceases service as an employee or director of the Company or any of its subsidiaries.
          “Trust” shall have the meaning in Article IX.
ARTICLE III
Administration
          The Plan shall be administered by the Board. The Board shall interpret the Plan and the application thereof, and establish rules and regulations it deems necessary or desirable for the administration of the Plan. All such interpretations, rules and regulations shall be final, binding and conclusive. The Board may delegate administrative duties under the Plan to one or more officers, employees or agents of the Company, as it shall deem necessary or advisable.
ARTICLE IV
Eligibility
          Each member of the Board and each officer of the Company or any of its subsidiaries who is assigned to Grade Level 15 or above may elect to participate in the Plan by submitting a Deferral Election in accordance with Article V.
ARTICLE V
Deferral of Awards
          Not later than the earlier to occur of (i) 30 days after the date on which a Restricted Stock Unit award is granted to a Participant and (ii) 12 months prior to the first date on which any of the Restricted Stock Units subject to such award are scheduled to vest, such Participant may elect, in the form and manner prescribed by the Company, to defer the receipt of the shares of Common Stock subject to such award to a date subsequent to the date on which such Restricted Stock Units become vested. A separate election must be submitted with respect to each Restricted Stock Unit award granted to such Participant.
ARTICLE VI
Deferral Accounts
          Section 6.1. Deferral Account. A Deferral Account shall be established and maintained by the Company on behalf of each Participant who submits a Deferral Election in accordance with Article V. Upon the vesting of each Restricted Stock Unit that is subject to a Participant’s Deferral Election, such Participant’s Deferral Account shall be credited with a fully vested and nonforfeitable Deferred Stock Unit. To the extent that Restricted Stock Units held by a Participant are forfeited, any Deferral Election with respect to such Restricted Stock Units shall terminate and have no effect, and no Deferred Stock Units shall be credited to the Participant’s Deferral Account. If the Company shall pay a dividend on shares of Common Stock that are issued and outstanding, an amount equal to the amount of the dividend payable on each share of

Common Stock multiplied by the number of Deferred Stock Units credited to each Participant’s Deferral Account as of the record date for such dividend shall be credited to such Participant’s Deferral Account and be deemed invested in additional whole or partial Deferred Stock Units.
ARTICLE VII
Payment of Deferred Share Units
          Section 7.1. Time of Payment. In the Deferral Election submitted by a Participant with respect to a Restricted Stock Unit award, the Participant shall elect the time at which the Deferred Stock Units relating to such Restricted Stock Units shall be paid or commence (the “Payment Date”). The Payment Date may be either a specified date occurring after the date on which the Restricted Stock Units are scheduled to vest or the Participant’s Termination Date. The payment shall be made or commence as soon as practicable after the Payment Date elected by the Participant; provided that if Participant has elected his or her Termination Date as the Payment Date, such payment shall be made or begin as soon as practicable after the six-month anniversary of the Participant’s Termination Date.
          Section 7.2. Method of Payment. In the Deferral Election submitted by a Participant with respect to a Restricted Stock Unit award, the Participant shall elect whether the Deferred Stock Units relating to such Restricted Stock Units shall be paid in a single lump sum or in annual installments over a period of up to 10 years.
          Section 7.3. Change in Payment Election. A Participant may elect to change the time or method of payment of Deferred Stock Units credited to such Participant’s Deferral Account in accordance with procedures prescribed by the Company; provided that such subsequent election shall not be effective unless it (i) is received by the Company at least 12 months prior to the previously scheduled Payment Date, (ii) does not take effect for at least 12 months after such subsequent election is submitted and (iii) extends the Payment Date by at least five years.
          Section 7.4. Form of Payment. The payment with respect to Deferred Stock Units shall be in whole shares of Common Stock, and any fractional shares shall be paid in cash.
ARTICLE VIII
Payment Upon Death of a Participant
          Section 8.1. Payment to Beneficiary. In the event a Participant dies before all Deferred Stock Units credited to his or her Deferral Account have been paid, payment of the remainder of the Participant’s Deferral Account shall be paid or shall commence to the Participant’s beneficiary in a single lump sum payment as soon as administratively practicable after the date of the Participant’s death.
          Section 8.2. Designation of Beneficiary. Each Participant may file with the Company a written designation of one or more persons as such Participant’s beneficiary or beneficiaries (both primary and contingent) in the event of the Participant’s death. Each beneficiary designation shall become effective only when filed in writing with the Company during the Participant’s lifetime on a form prescribed by the Company. The filing with the Company of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a Participant fails to designate a beneficiary, or if all designated beneficiaries of a Participant predecease the Participant, then the Deferral Account shall be paid to the Participant’s estate.
ARTICLE IX
Trust
          The Company shall not be required to fund, or otherwise segregate assets to be used for payment of Deferred Stock Units pursuant to the Plan. Notwithstanding the foregoing, the Company, in the discretion of the Board, may maintain a grantor trust (a “Trust”) to hold assets to be used for payment of such Deferred Stock Units. The assets of the Trust shall remain the assets of the Company subject to the claims of its general creditors. Any payments by a Trust of benefits provided to a Participant shall be considered payment by the Company and shall discharge the Company of any further liability for delivery of such Deferred Stock Units.
ARTICLE X
General
          Section 10.1. Relationship to Stock Plan. Restricted Stock Unit awards, including any such awards that are deferred hereunder, shall be subject to the terms and conditions of the stock plan under which such awards are granted, and the applicable award agreement thereunder.
          Section 10.2. Tax Withholding. As a condition precedent to the receipt of any shares of Common Stock or other payment pursuant to the Plan, the Participant shall pay to the Company, at such times as the Company shall determine, such amounts as the Company shall deem necessary to satisfy any withholding taxes due on income that the Participant recognizes as a result of the payment of the Deferred Share Units. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company, its affiliates and subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.
          Section 10.3. Effective Date; Termination. This Plan shall be effective as of the Effective Date. The Board may terminate this Plan at any time. Termination of this Plan shall not affect the payment of any amounts credited to a Participant’s Deferral Account.
          Section 10.4. Amendments. The Board may amend this Plan as it shall deem advisable, subject to any requirements of applicable law, rule or regulation. No amendment may impair the rights of a Participant to payment of his or her Deferral Account without the consent of such Participant.
          Section 10.5. Non-Transferability of Benefits. No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefits, whether currently or thereafter payable, shall be void. No person shall, in any manner, be liable for or subject to the debts or liabilities of any person entitled to such benefits. If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge or otherwise encumber his or her benefits under the Plan, or if by any reason of his or her bankruptcy or other event happening at any time, such benefits would devolve upon any other person or would not be enjoyed by the person entitled thereto under the Plan, then the Board, in its discretion, may terminate the interest in any such benefits of the person entitled thereto under the Plan and hold or apply them for or to the benefit of such person entitled thereto under the Plan or his or her spouse, children or other dependents, or any of them, in such manner as the Board may deem proper.
          Section 10.6. Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number of Deferred Stock Units credited to each Deferral Account under the Plan and the securities with respect to which Deferred Stock Units relate may be appropriately adjusted by the Board. The decision of the Board regarding any such adjustment shall be final, binding and conclusive.
          Section 10.7. Forfeitures and Unclaimed Amounts. Unclaimed amounts shall consist of the Deferred Stock Units in the Deferral Account of a Participant that are not payable because of the Board’s inability, after a reasonable search, to locate a Participant or his or her beneficiary, as applicable, within a period of two (2) years after the Payment Date upon which the payment of any benefits becomes due. Unclaimed amounts shall be forfeited at the end of such two-year period. These forfeitures will reduce the obligations of the Company under the Plan and the Participant or beneficiary, as applicable, shall have no further right to his or her Deferral Account.
          Section 10.8. Compliance With Section 409A of Code. This Plan is intended to comply with the provisions of section 409A of the Code, and shall be interpreted and construed accordingly.
          Section 10.9. Governing Law. This Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

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